AMENDMENT TO CUSTODY AGREEMENT

THIS AMENDMENT dated this 17th day of June 2008, to the Custody Agreement, dated June 24, 2004 (the "Agreement"), is entered by and between Frank Funds, an Ohio business trust (the "Trust") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust intends to create additional series of the Trust; and

WHEREAS, the Trust and the Custodian desire to extend the Agreement to apply to the recently added series; and

WHEREAS, Section XI.G of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.

All references to “Fund” in the Agreement shall be read and understood to include and apply to each Fund as defined in that part of the Agreement titled “Definitions.”

2.

Appendix B to the Agreement is hereby superseded and replaced with Appendix B attached hereto.

3.

Appendix E to the Agreement is hereby superseded and replaced with Appendix E attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FRANK FUNDS

U.S. BANK, N.A.

By:  /s/ Alfred C. Frank

By:

Name:  Alfred C. Frank

Name:

Title:  President

Title:  _______________________________

Appendix B

Series of the Trust

Frank Value Fund

Leigh Baldwin Total Return Fund

Appendix E

Schedule of Compensation

US Bank Institutional Custody Services

Domestic Custody Fee Schedules

for

Frank Value Fund

and for

Leigh Baldwin Total Return Fund

both attached hereto.